Zymeworks Provides Corporate Update and
Reports Second Quarter 2024 Financial Results

•Reported $395.9 million in cash resources as of June 30, 2024, which when combined with certain anticipated regulatory milestone payments provides projected cash runway into 2H 2027
•Priority Review of the Biologics License Application (BLA) granted for zanidatamab as second-line (2L) treatment for HER2-positive biliary tract cancers (BTC) in the United States with target action date of November 29, 2024
•The European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) for zanidatamab in 2L BTC
•Zanidatamab BLA acceptance in China triggering $8 million milestone payment under the terms of Zymeworks’ Asia-Pacific license and collaboration agreement with BeiGene
•Our partner Jazz initiated the Phase 3 EmpowHER trial for zanidatamab in late-line HER2-positive breast cancer
•Investigational new drug (IND) applications cleared by the United States Food and Drug Administration (FDA) for ZW191 and ZW171 with first-in-human studies planned to initiate in 2H 2024
•First-ever overall survival (OS) findings from the Phase 2b HERIZON-BTC-01 clinical trial for zanidatamab presented at the American Society of Clinical Oncology (ASCO) annual meeting by our partner Jazz
•Appointment of Leone Patterson as Executive Vice President, Chief Business Officer and Chief Financial Officer
•Will host conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, British Columbia (August 1, 2024) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, today reported financial results for the three and six months ended June 30, 2024 and provided a summary of recent business highlights.

“During the last quarter we have made significant progress in our wholly-owned portfolio of antibody-drug conjugate and multispecific antibody therapeutic product candidates. We’ve successfully secured FDA clearance to move forward with Phase 1 clinical trials for ZW171 and ZW191, and continue to advance IND-enabling studies for our promising preclinical candidates, ZW220 and ZW251, with IND filings scheduled for 2025,” said Kenneth Galbraith, Chair and Chief

Executive Officer of Zymeworks. “We look forward to initiating Phase 1 dose escalation studies for ZW171 and ZW191 in the United States, and in other jurisdictions in Europe and Asia-Pacific, during the second half of 2024.”

Mr. Galbraith continued, “Recent OS findings from the Phase 2b HERIZON-BTC-01 clinical trial presented during ASCO 2024 continue to validate our in-house protein engineering capabilities and scientific approach with the potential for zanidatamab to provide a clinically meaningful option for patients with BTC. We remain focused on our upcoming milestones in 2024, and advancing our wholly-owned pipeline further in 2025.”

Recent Highlights and Current Developments
•In July 2024, we announced the appointment of Leone Patterson as Executive Vice President, Chief Business Officer and Chief Financial Officer of Zymeworks, effective September 1, 2024. Ms. Patterson will be responsible for Zymeworks’ financial strategies and will lead the global finance organization.
Zanidatamab Continues to Progress with Promising Developments

•In May 2024, our partner Jazz announced that the FDA accepted and granted Priority Review of the BLA for zanidatamab, the HER2-targeted bispecific antibody, for the treatment of previously treated, unresectable, locally advanced, or metastatic HER2-positive BTC. Under the Prescription Drug User Fee Act (PDUFA), the FDA has set a target action date of November 29, 2024.
•In June 2024, our partner Jazz announced long-term follow-up results, including the first-ever OS findings, from the Phase 2b HERIZON-BTC-01 clinical trial of zanidatamab in previously treated, unresectable, locally advanced, or metastatic HER2-positive BTC. These data were featured at the ASCO Annual Meeting in a poster presentation. For the trial’s primary endpoint, results demonstrated that a confirmed objective response rate (cORR) by independent central review (ICR) was maintained at 41.3% (95% confidence interval (CI): 30.4, 52.8) and one additional patient achieved a complete response (n=2; 2.5%) since initial findings were presented at the ASCO Annual Meeting in 2023. The median duration of response (DoR), one of the trial’s key secondary endpoints, increased by approximately 2 months to 14.9 months (95% CI: 7.4, not reached), compared to the previously reported findings. In this data cut, zanidatamab demonstrated a median estimated OS, another secondary endpoint, of 15.5 months (95% CI: 10.4, 18.5) in all patients with HER2+ BTC, and 18.1 months (95% CI:12.2, 23.2) in patients with IHC 3+ tumors, and 5.2 months (95% CI: 3.1, 10.2) in patients with IHC 2+ tumors. Results highlight the clinically meaningful benefits of sustained and durable responses with continued treatment with zanidatamab. These recent results from HERIZON-BTC-01 were included in the BLA for zanidatamab, as well as in the MAA for zanidatamab which has been validated by the EMA.
•In June 2024, together with our partner BeiGene we announced that the Center for Drug Evaluation (CDE) of the National Medical Products Administration (NMPA) in China accepted the BLA for zanidatamab for 2L treatment of HER2-positive BTC. Under the terms of Zymeworks’ Asia-Pacific license and collaboration agreement with BeiGene for the development and commercialization of zanidatamab, Zymeworks received an $8 million milestone payment in connection with this acceptance. Zymeworks previously received $53 million in upfront and milestone payments as well as certain co-development funding for zanidatamab clinical studies under this agreement, not including the $8 million milestone payment noted above. Through our collaboration with BeiGene on zanidatamab, we remain eligible to receive up to $164 million in additional development and commercial milestones together with tiered royalties of up to 19.5% of net sales in BeiGene territories.
•In July, our partner Jazz announced that the EMA validated the MAA for zanidatamab in 2L BTC.
•In July, our partner Jazz announced the initiation of the Phase 3 EmpowHER-BC-303 trial to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous trastuzumab deruxtecan (T-DXd) treatment.
•In July, our partner Jazz announced that the pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in first-line gastroesophageal adenocarcinoma (GEA), is ongoing and enrollment remains on track. Based on an updated blinded assessment of progression events, Jazz estimates top-line progression-free survival data will be available in 2Q25. Jazz continues to track events in the trial relative to the initial protocol assumptions.
Progression of Wholly-Owned Research & Development Programs
•In June 2024, we announced that the FDA cleared the IND application for ZW171, a novel 2+1 T-cell targeting bispecific antibody for mesothelin (MSLN)-expressing cancers. The Company expects to initiate clinical development of ZW171 during 2024 (NCT06523803) and is actively progressing regulatory permission to commence clinical studies for ZW171 in non-US jurisdictions in the second half of 2024.
•In July 2024, we announced that the FDA cleared the IND application for ZW191, a differentiated FRα-targeting antibody-drug conjugate. The Company expects to initiate clinical development of ZW191 during 2024 and is actively progressing applications seeking regulatory permission to commence clinical studies for ZW191 in non-US jurisdictions in the second half of 2024.
•Following a strategic review of our emerging wholly-owned pipeline, we decided to formally discontinue the clinical development program of our HER2-targeted antibody-drug conjugate, zanidatamab zovodotin (previously known as “ZW49”). This decision aligns with our commitment to focus on the development of our early-stage programs, which we believe have the potential to be best-in-class and/or first-in-class drugs. By reallocating our resources, we can focus on accelerating the progression of ZW171 and ZW191 into the dose escalation stage of the respective Phase 1 clinical trials, as well as the planned IND filings for ZW220 and ZW251 in 2025. We remain committed to the highest degree of scientific rigor in our development processes, with the goal of focusing on candidates with the potential to deliver the greatest benefit to patients. Our broader oncology development program continues to be a priority, with two Phase 1 trials anticipated in 2024, including enrolment of patients with non-small cell lung cancer (NSCLC). Our team extends heartfelt gratitude to the patients, families, and healthcare professionals involved in the zanidatamab zovodotin development program. We believe zanidatamab zovodotin remains a promising Phase 2 ready asset, and we continue to explore partnering discussions where zanidatamab zovodotin may provide complementary coverage to a pipeline for NSCLC, breast cancer and other indications.

“Receiving FDA clearance for our IND submissions for ZW171 and ZW191 represents a critical step forward in our mission to develop innovative treatments and improve patient outcomes; it brings us one step closer to making a meaningful difference in the lives of those who will benefit from our work.” stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “We are actively progressing with additional submissions in selected non-US countries in order to commence clinical Phase 1 studies in the second half of this year with active clinical sites in North America, Europe, and Asia-Pacific. I want to extend my sincere thanks to the Zymeworks team for their unwavering commitment and tireless efforts in advancing these novel biologics into clinical studies.”

Financial Results for the Six Months Ended June 30, 2024
Revenue was $29.3 million for the six months ended June 30, 2024 compared to $42.6 million for the same period in 2023. Revenue for the six months ended June 30, 2024 included $20.7 million for development support and drug supply revenue from Jazz, $8.0 million of milestone revenue from BeiGene in relation to the acceptance by the CDE of the NMPA in China of the BLA for zanidatamab for 2L treatment of HER2-positive BTC, $0.4 million from BeiGene for research support payments and $0.2 million from our partners for research support and other payments. Revenue for the same period in 2023 included $61.0 million for development support and drug supply revenue from Jazz, which was partially offset by a $20.1 million credit, issued to Jazz for contractual amendments to our partnership arrangement, and $1.7 million from BeiGene and our other partners for research support and other payments. The decrease in revenue from Jazz reflects the transfer of responsibility for certain clinical trials regarding zanidatamab to Jazz, with such future costs to be borne by Jazz instead of being incurred by us and reimbursed by Jazz.
Research and development expense was $61.2 million for the six months ended June 30, 2024 compared to $85.3 million for the same period in 2023. The decrease in research and development expense was primarily due to a decrease in expenses for zanidatamab as a result of transfer of responsibility for this program to Jazz. This decrease, compared to the same period in 2023, was partially offset by an increase in expenses of other development programs, primarily with respect to product candidates ZW171 and ZW251, costs incurred for manufacturing activities to support the IND for ZW220, and other preclinical and research programs. Salaries and benefits expenses decreased compared to the same period in 2023, due to non-recurring severance expenses in 2023, which was partially offset by an increase in stock-based compensation expense in 2024.
General and administrative expense was $31.5 million for the six months ended June 30, 2024 compared to $38.7 million for the same period in 2023. The decrease in general and administrative expense was primarily due to a decrease in external consulting expenses for information technology, legal fees, and other expenses for advisory services, a reduction in insurance costs and a decrease in depreciation and amortization expenses, compared to the same period in 2023. This was partially offset by costs due to the termination of our long-term facility lease in Seattle in 2024.

During the six months ended June 30, 2024, we recorded a non-cash impairment charge of $17.3 million as a result of our decision to discontinue the zanidatamab zovodotin clinical development program which utilized the technology represented by acquired in-process research and development assets.
Other income, net increased by $2.6 million for the six months ended June 30, 2024 compared to the same period in 2023. Other income, net for 2024 included $11.1 million in interest income and $0.4 million in net foreign exchange gain and other miscellaneous income. Other income, net for the six months ended June 30, 2023 included $9.6 million in interest income and a $0.7 million net foreign exchange loss and other miscellaneous amounts. The increase in interest income was driven by higher rates of return on, and partially offset by a reduction in the balances of, our cash, cash equivalents and marketable securities, due to operating cash requirements.
Income tax expense decreased by $2.9 million for the six months ended June 30, 2024 compared to the same period in 2023, primarily due to a reduction in U.S. taxes under the global intangible low-taxed income rules and Subpart F income rules for the six months ended June 30, 2024.

Net loss for the six months ended June 30, 2024 was $69.3 million compared to $75.5 million loss for the same period in 2023. The decrease in net loss was primarily due to lower research and development and general and administrative expenses, which was partially offset by a decrease in revenue and an impairment charge recognized in 2024, related to zanidatamab zovodotin.
As of June 30, 2024, we had $395.9 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $70.9 million in cash and cash equivalents and $325.0 million in marketable securities. Based on current operating plans and assuming receipt of certain anticipated regulatory milestones, we expect our existing cash resources as of June 30, 2024, when combined with such anticipated milestone payments, will enable us to fund planned operations into the second half of 2027.
About Zymeworks Inc.
Zymeworks is a global clinical-stage biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference in the lives of people impacted by difficult-to-treat cancers and other diseases. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz), granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in multiple global clinical trials as a potential best-in-class treatment for patients with HER2-expressing cancers. A Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking accelerated approval for zanidatamab as a treatment for previously-treated, unresectable, locally advanced, or metastatic HER2-positive biliary tract cancer (BTC) has been accepted and granted Priority Review. A BLA has also been accepted for review by the Center for Drug Evaluation (CDE) of the National Medical Products Administration (NMPA) in China. If approved, zanidatamab would be the first HER2-targeted treatment specifically approved for BTC in the U.S. and China.

Zymeworks is rapidly advancing a deep pipeline of product candidates based on its experience and capabilities in both antibody-drug conjugates and multispecific antibody therapeutics across multiple novel targets in indications that represent areas of significant unmet medical need. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the collaboration agreements with Jazz and BeiGene, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; the timing and status of ongoing and future studies and the related data; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; the timing of and results of interactions with regulators; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources and certain anticipated regulatory milestone payments to fund Zymeworks’ planned operations into the second half of 2027; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under

“Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedar.com).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.
ZYMEWORKS INC.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Research and development collaborations	$19,243	$7,002	$29,273	$42,580
Operating expenses:
Research and development	29,163	39,408	61,205	85,320
General and administrative	15,679	21,708	31,469	38,655
Impairment on acquired in-process research and development assets	17,287	—	17,287	—
Total operating expenses	62,129	61,116	109,961	123,975
Loss from operations	(42,886)	(54,114)	(80,688)	(81,395)
Other income, net	5,268	4,616	11,492	8,934
Loss before income taxes	(37,618)	(49,498)	(69,196)	(72,461)
Income tax expense	(68)	(1,654)	(143)	(3,044)
Net loss	$(37,686)	$(51,152)	$(69,339)	$(75,505)
Other comprehensive loss:
Unrealized loss income on available for sale securities, net of tax of nil	(180)	(1,874)	(1,301)	(1,154)
Total other comprehensive loss	(180)	(1,874)	(1,301)	(1,154)
Comprehensive loss	$(37,866)	$(53,026)	$(70,640)	$(76,659)

Net loss per common share:
Basic	$(0.49)	$(0.76)	$(0.91)	$(1.13)
Diluted	$(0.49)	$(0.76)	$(0.91)	$(1.13)
Weighted-average common stock outstanding:
Basic	76,392,593	67,281,028	76,303,713	67,011,664
Diluted	76,396,217	67,284,511	76,321,941	67,014,794

ZYMEWORKS INC.
Condensed Consolidated Balance Sheet
(Expressed in thousands of U.S. dollars) (unaudited)

	June 30, 2024	December 31, 2023

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$330,146	$374,327
Accounts receivable	32,081	19,477
Other current assets	21,268	19,122
Long-term marketable securities	65,794	81,930
Other long-term assets	66,345	86,024
Total assets	$515,634	$580,880

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$44,420	$45,992
Other current liabilities	10,293	9,771
Long-term liabilities	54,760	60,311
Total liabilities	109,473	116,074
Stockholders’ equity	406,161	464,806
Total liabilities and stockholders’ equity	$515,634	$580,880

Contacts:

Investor Inquiries:
Shrinal Inamdar
Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Senior Director, Corporate Communications
(604) 678-1388
media@zymeworks.com